Exhibit 10.1


            [LETTERHEAD OF WERNER ENTERPRISES, INC.]










          Notice of Grant of Nonqualified Stock Option
          --------------------------------------------


Date
----


Recipient Name
--------------

     At the direction of the Compensation Committee of the Board of Directors (the Committee) of Werner Enterprises, Inc., you are hereby notified that the Committee has granted to you an option, pursuant to the Werner Enterprises, Inc. Equity Plan (the Plan) adopted by the Company on May 12, 1987, ratified and approved by the Stockholders of the Company on June 9, 1987, as amended on May 3, 1994, February 8, 2000, May 9, 2000, February 25, 2003, May 11, 2004, and
March 15, 2007.

     The option granted to you is to purchase ______ shares of the $.01 par value common stock of the Company at the price of $____ per share. The date of grant of this option is the date of this notice, and it is the determination of the Committee that on this date the fair market value of the Company's common stock was $____ per share.

     The Committee has established the following limitations upon the exercise of this stock option granted to you:

          - ____% of the option may be exercised after the expiration of ____ months from the date of this grant;

          - an additional ____% of this option may be exercised after the expiration of ____ months from the date of this grant;

          - an additional ____% of the option may be exercised after the expiration of ____ months from the date of this grant;

          - an additional ____% of the option may be exercised after the expiration of ____ months from the date of this grant;

          - an additional ____% of the option may be exercised after the expiration of ____ months from the date of this grant. (i.e. all options shall be exercisable after the expiration of ____ years from the date of this grant.)


     I enclose a copy of the Plan governing the option granted to you, and your attention is directed to all the
                     ---------------------------------------
provisions of the Plan.  You will observe that the Plan does
----------------------
not require that you exercise this option as to any particular number of shares at one time, but this option must be exercised, if at all and to the extent exercised, by no later than ten years and one day from the date of this
------------------------------------------------------------
grant.   You  should  also  note that  your  option  may  be
-----
exercisable only by you at any time during your lifetime and that termination of your employment will affect your rights to exercise options. Also, your option is nontransferable otherwise than as may be occasioned by your death and then only according to the terms of your will or by the laws of descent and distribution.

     At the time or times when you wish to exercise this option, in part or in whole, please refer to the provisions of the Plan and the above limitations dealing with methods and formalities of exercise of your option.



RECIPIENT:                     WERNER ENTERPRISES, INC.


___________________________    By __________________________
Recipient Name                    Name
--------------                    ----
                                  Title
                                  -----

___________________________
Date









PLEASE SIGN AND RETURN BOTH PAGES OF THE ORIGINAL OF THIS
---------------------------------------------------------
NOTICE IMMEDIATELY TO:
---------------------

               RICHARD S. REISER
               Executive Vice-President
               & General Counsel

Retain the copy of this notice and the Werner Enterprises, Inc. Equity Plan for your records.